Titan Machinery Inc. Announces Results for Fiscal Second Quarter Ended July 31, 2019

- Revenue for Second Quarter of Fiscal 2020 Increased 6.0% to $315 million -
- Company Updates Fiscal 2020 Modeling Assumptions -

West Fargo, ND – August 29, 2019 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal second quarter ended July 31, 2019.

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "In the fiscal second quarter, we achieved better than expected growth in our Agriculture segment and our Construction segment achieved its fourth consecutive quarter of increased quarter-over-quarter top and bottom line results. These positives were met with lower results from our International segment, which was impacted by unfavorable conditions and a tough comparison to the prior year. Given the better than expected performance of our Agriculture segment during the first six months, we are increasing our fiscal year 2020 Agriculture revenue expectations."
Fiscal 2020 Second Quarter Results
Consolidated Results
For the second quarter of fiscal 2020, revenue was $315.0 million, compared to $297.2 million in the second quarter last year. Equipment sales were $214.4 million for the second quarter of fiscal 2020, compared to $203.6 million in the second quarter last year. Parts sales were $59.2 million for the second quarter of fiscal 2020, compared to $55.5 million in the second quarter last year. Revenue generated from service was $26.8 million for the second quarter of fiscal 2020, compared to $23.2 million in the second quarter last year. Revenue from rental and other was $14.5 million for the second quarter of fiscal 2020, compared to $15.0 million in the second quarter last year.

Gross profit for the second quarter of fiscal 2020 was $64.0 million, compared to $58.9 million in the second quarter last year. The increase in gross profit was primarily driven by higher revenue. Gross profit margins increased 50 basis points to 20.3% versus the comparable period last year largely due to a shift in gross profit mix.

Operating expenses increased by $7.2 million to $54.9 million, or 17.4% of revenue, for the second quarter of fiscal 2020, compared to $47.6 million, or 16.0% of revenue, for the second quarter of last year. Current quarter expenses were impacted by higher International segment operating expenses resulting from our AGRAM acquisition, ERP transition costs incurred in the quarter, and increased costs associated with supporting increased activity levels in our Agriculture and Construction segments.

Floorplan and other interest expense, which totaled $2.4 million in the second quarter of fiscal 2020, decreased a combined $1.9 million, or 43.9%, compared to the second quarter of last year. Most of the decrease was due to lower interest expense resulting from the May 1, 2019 retirement of the remaining balance of the Company’s convertible notes.

Net income in the second quarter of fiscal 2020 was $5.5 million, or earnings per diluted share of $0.25, compared to net income of $5.2 million, or earnings per diluted share of $0.23, for the second quarter of last year.

On an adjusted basis, net income for the second quarter of fiscal 2020 was $6.9 million, or adjusted earnings per diluted share of $0.31, compared to adjusted net income of $6.3 million, or adjusted earnings per diluted share of $0.28, for the second quarter of last year.

Adjusted EBITDA was $15.8 million in the second quarter of fiscal 2020, compared to $16.8 million in the second quarter of last year.

Segment Results
Agriculture Segment - Revenue for the second quarter of fiscal 2020 was $165.7 million, compared to $151.9 million in the second quarter last year. The increase in revenue was driven primarily by increased equipment revenue and increases in parts and service revenues. Income before income taxes for the second quarter of fiscal 2020 was $6.2 million, compared to $5.0 million of income before income taxes and $5.2 million of adjusted income before income taxes, in the second quarter last year.
Construction Segment - Revenue for the second quarter of fiscal 2020 was $84.0 million, compared to $77.5 million in the second quarter last year. The increase in revenue was the result of increased equipment, parts and service revenues. Income before income taxes for the second quarter of fiscal 2020 was $1.3 million, compared to break even income before income taxes and $0.3 million of adjusted income before income taxes, in the second quarter last year.
International Segment - Revenue for the second quarter of fiscal 2020 was $65.3 million, compared to $67.8 million in the second quarter last year. The decrease in revenue was the result of lower equipment sales, partially offset by the revenue contribution from our AGRAM business following our acquisition in the third quarter of fiscal 2019. Income before income taxes for the second quarter of fiscal 2020 was $0.5 million, compared to $3.7 million of income before income taxes and $3.9 million of adjusted income before income taxes, in the second quarter last year.

Fiscal 2020 First Six Months Results
Revenue was $593.3 million for the first six months of fiscal 2020, compared to $540.9 million for the same period last year. Net income for the first six months of fiscal 2020 was $5.1 million, or $0.23 per diluted share, compared to a net income of $3.6 million, or $0.16 per diluted share, for the same period last year. On an adjusted basis, net income for the first six months of fiscal 2020 was $7.3 million, or $0.33 per diluted share, compared to an adjusted net income of $4.7 million, or $0.21 per diluted share, in the same period last year. Adjusted EBITDA was $23.2 million in the first six months of fiscal 2020, compared to $22.1 million in the same period last year.
Balance Sheet and Cash Flow
The Company ended the second quarter of fiscal 2020 with $49.5 million of cash. The Company’s inventory level increased to $629.2 million as of July 31, 2019, compared to $491.1 million as of January 31, 2019. This inventory increase includes a $130.2 million increase in equipment inventory, which reflects an increase in new equipment inventory of $151.9 million, partially offset by a $21.8 million decrease in used equipment inventory. The Company had $451.9 million outstanding floorplan payables on $640.0 million total floorplan lines of credit as of July 31, 2019, compared to $273.8 million outstanding floorplan payables as of January 31, 2019. The increase in our floorplan payable balance is primarily due to increased equipment inventory levels and the payoff of the Company's convertible notes in the quarter ended July 31, 2019.

In the first six months of fiscal 2020, the Company’s net cash used for operating activities was $6.3 million, compared to $14.1 million in the first six months of fiscal 2019. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking these adjustments into account, adjusted net cash used for operating activities was $49.3 million in the first six months of fiscal 2020, compared to $36.5 million in the first six months of fiscal 2019.

Mr. Meyer concluded, "We continue to prudently manage our overall business through this prolonged challenging agriculture cycle with an emphasis on customer support. This focus is driving continued overall growth in our higher margin parts and service businesses, particularly in service where we grew nearly 16% in the second quarter. The improved performance of this higher margin business, along with the strength of our balance sheet, has us well positioned to capitalize on future strategic opportunities."
Updated Fiscal 2020 Modeling Assumptions
The following are the Company's current expectations for fiscal 2020 modeling assumptions:

	Current Assumptions	Previous Assumptions
Segment Revenue
Agriculture	Up 2-7%	Flat
Construction	Up 5-10%	Up 5-10%
International(1)	Up 2-7%	Up 10-15%

Diluted EPS	$0.50 - $0.70	$0.50 - $0.70
Adjusted Diluted EPS(2)	$0.75 - $0.95	$0.75 - $0.95

(1)Includes the full year impact of our AGRAM acquisition completed on July 2, 2018.
(2)Excludes approximately $0.25 per diluted share impact of anticipated ERP-related expenses to be incurred with external consultants/vendors as well as the incremental impact of accelerated amortization of our existing ERP platform such that the assets are fully amortized when replaced, which is anticipated to occur in the first half of fiscal 2021.

Three and Six Months Ended July 31, 2018 Revenue and Cost of Revenue Amounts
The revenue and cost of revenue amounts reported for the three and six month periods ended July 31, 2018 are presented on an as corrected basis following the correction of an immaterial error as previously reported in our Annual Report on Form 10-K for the fiscal year ended January 31, 2019. See this Annual Report on Form 10-K and the to-be-filed quarterly report on Form 10-Q for the three and six months ended July 31, 2019 for additional information.
Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, September 12, 2019, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13693558.

A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, the non-GAAP measures include adjustments for items such as costs associated with our restructuring activities, impairment charges, and the charges associated with our ERP transition. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile net income (loss), diluted earnings (loss) per share, income (loss) before income taxes, and net cash provided by (used for) operating activities (all GAAP financial measures) for the periods presented to adjusted net income (loss), adjusted EBITDA, adjusted diluted earnings (loss) per share, adjusted income (loss) before income taxes, and adjusted net cash provided by (used for) operating activities (all non-GAAP financial measures) for the periods presented.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in Arizona, Colorado, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, South Dakota, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, Serbia and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital.  Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which may include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2020, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	July 31, 2019	January 31, 2019
Assets
Current Assets
Cash	$49,517	$56,745
Receivables, net of allowance for doubtful accounts	86,486	77,500
Inventories	629,246	491,091
Prepaid expenses and other	8,270	15,556
Total current assets	773,519	640,892
Noncurrent Assets
Property and equipment, net of accumulated depreciation	146,908	138,950
Operating lease assets	95,432	—
Deferred income taxes	3,173	3,010
Goodwill	1,649	1,161
Intangible assets, net of accumulated amortization	7,351	7,247
Other	1,164	1,178
Total noncurrent assets	255,677	151,546
Total Assets	$1,029,196	$792,438

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$18,928	$16,607
Floorplan payable	451,934	273,756
Senior convertible notes	—	45,249
Current maturities of long-term debt	3,306	2,067
Current operating lease liabilities	12,184	—
Deferred revenue	30,540	46,409
Accrued expenses and other	36,964	36,364
Total current liabilities	553,856	420,452
Long-Term Liabilities
Long-term debt, less current maturities	34,581	20,676
Operating lease liabilities	93,248	—
Deferred income taxes	4,492	4,955
Other long-term liabilities	7,060	11,044
Total long-term liabilities	139,381	36,675
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	249,228	248,423
Retained earnings	88,830	89,228
Accumulated other comprehensive loss	(2,099)	(2,340)
Total stockholders' equity	335,959	335,311
Total Liabilities and Stockholders' Equity	$1,029,196	$792,438

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2019	2018	2019	2018
Revenue
Equipment	$214,435	$203,626	$408,390	$371,396
Parts	59,202	55,451	111,140	102,313
Service	26,832	23,169	49,662	43,205
Rental and other	14,512	14,985	24,079	24,032
Total Revenue	314,981	297,231	593,271	540,946
Cost of Revenue
Equipment	190,707	181,181	363,861	330,404
Parts	41,732	39,349	78,546	72,588
Service	8,737	7,296	16,219	14,163
Rental and other	9,778	10,504	16,719	17,332
Total Cost of Revenue	250,954	238,330	475,345	434,487
Gross Profit	64,027	58,901	117,926	106,459
Operating Expenses	54,855	47,633	107,410	94,360
Impairment of Long-Lived Assets	—	156	135	156
Restructuring Costs	—	565	—	565
Income from Operations	9,172	10,547	10,381	11,378
Other Income (Expense)
Interest income and other income (expense)	620	1,462	1,414	1,846
Floorplan interest expense	(1,399)	(1,727)	(2,276)	(3,077)
Other interest expense	(966)	(2,490)	(2,607)	(4,520)
Income Before Income Taxes	7,427	7,792	6,912	5,627
Provision for Income Taxes	1,916	2,612	1,846	2,061
Net Income	5,511	5,180	5,066	3,566

Diluted Earnings per Share	$0.25	$0.23	$0.23	$0.16
Diluted Weighted Average Common Shares	21,964	21,831	21,922	21,788

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended July 31,
	2019	2018
Operating Activities
Net income	$5,066	$3,566
Adjustments to reconcile net income to net cash used for operating activities
Depreciation and amortization	13,264	11,447
Impairment	135	156
Other, net	7,643	5,022
Changes in assets and liabilities
Inventories	(140,149)	(73,915)
Manufacturer floorplan payable	128,635	69,225
Other working capital	(20,897)	(29,588)
Net Cash Used for Operating Activities	(6,303)	(14,087)
Investing Activities
Property and equipment purchases	(12,350)	(5,754)
Proceeds from sale of property and equipment	670	614
Acquisition consideration, net of cash acquired	(2,972)	—
Other, net	14	(169)
Net Cash Used for Investing Activities	(14,638)	(5,309)
Financing Activities
Net change in non-manufacturer floorplan payable	49,937	50,422
Principal payments on senior convertible notes	(45,644)	(20,025)
Net proceeds from (payments on) long-term debt and finance leases	9,846	(14,062)
Other, net	(492)	(618)
Net Cash Provided by Financing Activities	13,647	15,717
Effect of Exchange Rate Changes on Cash	66	(44)
Net Change in Cash	(7,228)	(3,723)
Cash at Beginning of Period	56,745	53,396
Cash at End of Period	$49,517	$49,673

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2019	2018	% Change	2019	2018	% Change
Revenue
Agriculture	$165,692	$151,877	9.1%	$319,464	$293,831	8.7%
Construction	84,039	77,521	8.4%	154,782	138,566	11.7%
International	65,250	67,833	(3.8)%	119,025	108,549	9.7%
Total	$314,981	$297,231	6.0%	$593,271	$540,946	9.7%

Income Before Income Taxes
Agriculture	$6,177	$4,960	24.5%	$8,053	$6,283	28.2%
Construction	1,334	(30)	n/m	(888)	(2,927)	69.7%
International	505	3,726	(86.4)%	722	3,639	(80.2)%
Segment income (loss) before income taxes	8,016	8,656	(7.4)%	7,887	6,995	12.8%
Shared Resources	(589)	(864)	31.8%	(975)	(1,368)	28.7%
Total	$7,427	$7,792	(4.7)%	$6,912	$5,627	22.8%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2019	2018	2019	2018
Adjusted Net Income
Net Income	$5,511	$5,180	$5,066	$3,566
Adjustments
ERP transition costs	1,701	—	2,716	—
Loss on repurchase of senior convertible notes	—	615	—	615
Restructuring and impairment charges	—	721	135	721
Total Pre-Tax Adjustments	1,701	1,336	2,851	1,336
Less: Tax Effect of Adjustments (1)	357	248	599	248
Total Adjustments	1,344	1,088	2,252	1,088
Adjusted Net Income	$6,855	$6,268	$7,318	$4,654

Adjusted Diluted EPS
Diluted EPS	$0.25	$0.23	$0.23	$0.16
Adjustments (2)
ERP transition costs	0.08	—	0.13	—
Loss on repurchase of senior convertible notes	—	0.03	—	0.03
Restructuring and impairment charges	—	0.03	—	0.03
Total Pre-Tax Adjustments	0.08	0.06	0.13	0.06
Less: Tax Effect of Adjustments (1)	0.02	0.01	0.03	0.01
Total Adjustments	0.06	0.05	0.10	0.05
Adjusted Diluted EPS	$0.31	$0.28	0.33	0.21

Adjusted Income (Loss) Before Income Taxes
Income (Loss) Before Income Taxes	$7,427	$7,792	$6,912	$5,627
Adjustments
ERP transition costs	1,701	—	2,716	—
Loss on repurchase of senior convertible notes	—	615	—	615
Restructuring and impairment charges	—	721	135	721
Total Adjustments	1,701	1,336	2,851	1,336
Adjusted Income Before Income Taxes	$9,128	$9,128	$9,763	$6,963

Adjusted Income (Loss) Before Income Taxes - Agriculture
Income (Loss) Before Income Taxes	$6,177	$4,960	$8,053	$6,283
Restructuring and impairment charges	—	233	—	233
Adjusted Income Before Income Taxes	$6,177	$5,193	$8,053	$6,516

Adjusted Income (Loss) Before Income Taxes - Construction
Income (Loss) Before Income Taxes	$1,334	$(30)	$(888)	$(2,927)
Restructuring and impairment charges	—	332	135	332
Adjusted Income Before Income Taxes	$1,334	$302	$(753)	$(2,595)

Adjusted Income (Loss) Before Income Taxes - International
Income (Loss) Before Income Taxes	$505	$3,726	$722	$3,639
Restructuring and impairment charges	—	156	—	156
Adjusted Income Before Income Taxes	$505	$3,882	$722	$3,795

Adjusted EBITDA
Net Income	$5,511	$5,180	$5,066	$3,566
Adjustments
Interest expense, net of interest income	885	2,365	2,419	4,264
Provision for income taxes	1,916	2,612	1,846	2,061
Depreciation and amortization	7,200	5,921	13,264	11,447
EBITDA	15,512	16,078	22,595	21,338
Adjustments
ERP transition costs (excluding depreciation)	327	—	426	—
Restructuring and impairment charges	—	721	135	721
Total Adjustments	327	721	561	721
Adjusted EBITDA	$15,839	$16,799	$23,156	$22,059

Adjusted Net Cash Provided By (Used for) Operating Activities
Net Cash Provided by (Used for) Operating Activities			$(6,303)	$(14,087)
Net Change in Non-Manufacturer Floorplan Payable			49,937	50,422
Adjustment for Constant Equity in Inventory			(92,977)	(72,833)
Adjusted Net Cash Provided By (Used for) Operating Activities			$(49,343)	$(36,498)

(1) The tax effect of U.S. related adjustments was calculated using a 21% tax rate, determined based on a 21% federal statutory rate and no impact for state taxes given our valuation allowance against state deferred tax assets. No tax effect was recognized for foreign related items as all adjustments occurred in a foreign jurisdiction that has a full valuation allowance on its deferred tax assets.

(2) Adjustments are net of amounts allocated to participating securities where applicable.